Exhibit 99.3

HERITAGE EMPLOYEE STOCK OWNERSHIP PLAN

Horizon Trust,

Trustee

[                 , 2008]

Dear Participant:

On behalf of the Heritage Employee Stock Ownership Trust (the “ESOP”), which implements and forms a part of the Heritage Employee Stock Ownership Plan, Horizon Trust & Investment Management, N.A. (the “Trustee”) will submit a proxy for the Special Meeting of Shareholders of HeritageBanc, Inc. (“HeritageBanc”) to be held on [                ], 2008, at [                            ],               , Illinois.  At the meeting, eligible HeritageBanc shareholders will, by person or by proxy, vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 5, 2007 (the “Merger Agreement”), among Old Second Bancorp, Inc. (“Old Second”), Old Second Acquisition, Inc. (a wholly-owned subsidiary of Old Second created for purposes of the merger) and HeritageBanc.  If the Merger Agreement is adopted and a merger subsequently completed, Old Second Acquisition, Inc. will merge with and into HeritageBanc and HeritageBanc will be the surviving entity.  As a result, HeritageBanc will no longer be an independent bank holding company but rather a wholly-owned subsidiary of Old Second.  As part of the transaction, the ESOP will receive cash and/or shares of Old Second stock in exchange for each share of HeritageBanc common stock it owns (the “Merger”) as described in the enclosed proxy statement.

The ESOP’s records indicate that your account currently has shares of HeritageBanc common stock allocated to it.  The number of shares was recently reported to you on your annual statement for the plan year ended December 31, 200[    ].  This number of shares, as reported, should be the same as the number indicated on your enclosed confidential voting instruction form.  HeritageBanc anticipates that the ESOP will pay off the remaining debt owed by the ESOP, which is secured by          unallocated shares of HeritageBanc common stock.  The unallocated shares are being held in a suspense account, and these shares typically get allocated to eligible participants at the end of each plan year (as of December 31st) based on the amount of the loan paid off during that plan year.  As a result of the Merger, the ESOP will make a special allocation of the unallocated shares based on the ratio that each participant’s ESOP Other Investments Account balance (other than amounts attributable to rollover contributions) bears to the ESOP Other Investments Account balances (other than amounts attributable to rollover contributions) of all participants.  As such, if a participant does not receive a distribution of his or her ESOP Accounts through the date of the Merger, his or her account under the ESOP will be allocated additional shares.

HeritageBanc’s management currently anticipates that the per share merger consideration after certain adjustments will be between approximately $27.50 per share and $32.25 per share.  In the event of the Merger, the shares attributed to your account will be sold and your account will be credited with cash, shares of Old Second common stock, or a combination of the two as consideration for your shares of HeritageBanc stock, subject to the limitations described below and shareholder approval of the Merger Agreement.  At a later date, you will receive an Election Form which will let you inform us of the preferred form of payment for your shares of HeritageBanc stock.

The Merger Agreement provides that the ESOP will be terminated at closing, and you will thereafter be entitled to take a distribution of your account in the ESOP according to the terms of the ESOP.  The amount of the distribution will depend on the amounts credited to your account.  This will occur as follows.  Upon the closing of the Merger, and after the ESOP has delivered to Old Second a share transmittal letter and the share certificate representing all of the shares of HeritageBanc common stock owned by the ESOP, Old Second will pay to the Trustee the total cash and Old Second common stock for these shares.  Prior to the Merger, we will be providing you with detailed information concerning your eligibility for, and options for, receiving a distribution of your account in the ESOP along with a transmittal letter for you to use to indicate the option that you have chosen.

Pursuant to the terms of the ESOP and applicable law, you are entitled to direct us, as Trustee, as to how to vote the shares attributed to your account in the ESOP with respect to the Merger.  To assist you in reaching a decision regarding this direction, we have attached the proxy statement distributed by HeritageBanc to its shareholders regarding the exercise of their voting rights.  We have also included, in question and answer format, an ESOP Supplement which provides you additional information related to the ESOP by answering commonly asked questions.  Finally, we have enclosed a confidential voting instruction form for the number of shares held in your account as of December 31, 20[      ].  This number should correspond to the number of shares previously reported to you by HeritageBanc.  You will need to complete and return the confidential voting instruction form by [                          ], 2008, to allow us to consider your direction before we submit a proxy for the Special Meeting and vote the shares attributable to your account in the ESOP.

                The ESOP trustee has engaged Sheshunoff & Co. as its independent financial advisor with respect to the proposed Merger and has requested its written opinion as of the closing as to the adequacy of the merger consideration to be received for the HeritageBanc shares held by the ESOP and that the Merger is fair to the ESOP from a financial point of view. In rendering its opinion to the Trustee, Sheshunoff will rely, without independent verification, upon the accuracy and completeness of information supplied to it by HeritageBanc, its affiliates and their representatives, including, without limitation, HeritageBanc’s historical financial statements.  However, Sheshunoff will exercise its independent judgment in evaluating this information, and it will not rely on information that it determines to be inadequate or incomplete. In addition, Sheshunoff will review and rely upon publicly available information relating to Old Second, without independent verification thereof, and will rely upon the accuracy and completeness thereof.  It will, however, exercise its independent judgment in evaluating this information, and it will not rely on information that it determines to be inadequate or incomplete.  Sheshunoff will be paid a non-contingent fixed fee by HeritageBanc to provide the opinions described above.  HeritageBanc has also agreed to indemnify Sheshunoff against certain liabilities arising out of the issuance of its opinions.

We strongly encourage you to read carefully the entire proxy statement along with the ESOP Supplement.  Your vote is important and must be made voluntarily.  Your vote cannot be coerced or unduly influenced by anyone.  Your instructions will be kept strictly confidential and only an aggregate vote of all shares will be delivered by the Trustee in connection with the Merger.  If you believe that anyone has attempted to coerce or unduly influence your instructions or if you merely have any questions or concerns about the Merger, your vote, the process or the ESOP, please contact Glenn Ball at Horizon Trust & Investment Management, N.A. immediately at (219) 873-2622.

Please submit your confidential voting instruction form to us by [                  ], 2008.

Sincerely,

Horizon Trust, Trustee

ESOP SUPPLEMENT

QUESTIONS AND ANSWERS

The following questions and answers briefly address some commonly asked questions regarding the proposed merger and its impact on the participants in the Heritage Employee Stock Ownership Plan (the “ESOP”).  These questions and answers may not address all questions that may be important to you as a participant in the ESOP.  If you have any additional questions, please contact Glenn Ball at Horizon Trust, the ESOP Trustee, at (219) 873-2622.

Q.	What matters will be voted upon at the Special Meeting?

A.

HeritageBanc, Inc. (“HeritageBanc”) is asking that the holders of two-thirds of its shares approve and adopt the Agreement and Plan of Merger that HeritageBanc entered into with Old Second Bancorp, Inc. (“Old Second”) and Old Second Acquisition, Inc., a wholly-owned subsidiary of Old Second, on November 5, 2007 (the “Merger Agreement”).

Q.	What is the required vote to adopt the Merger Agreement?

A.

To  adopt the Merger Agreement, holders of at least two-thirds of the outstanding shares entitled to vote must vote in favor of the Merger.  Each share is entitled to one vote.  Because the ESOP holds [            ] shares or [      ]% of the total outstanding HeritageBanc common stock, it is important that you direct the Trustee as to how it should vote the shares attributed to your account under the ESOP, as required by the ESOP and applicable law.

Q.	Who may vote at the Special Meeting?

A.

Only shareholders of record as of the close of business on [                                  ] may vote at the Special Meeting.  As of [                          ], HeritageBanc had [                            ] shares outstanding and entitled to vote.  Of this amount, the ESOP held [              ] shares or [        ]% of Heritage.  Shares held by the ESOP are to be voted under the ESOP and applicable law by the Trustee of the ESOP based on the direction of participants as to the shares allocated to their account in the ESOP.  The ESOP Trustee’s fiduciary duties require it to vote any shares not voted by ESOP participants and any shares not yet allocated to ESOP Participants’ accounts, in a manner determined to be prudent and solely in the best interests of participants.

Q.	What do I need to do now?

A.

After carefully reading and considering the information contained in this ESOP Supplement and the proxy statement, please direct the Trustee how to vote the shares allocated to your account in the ESOP by signing, dating and returning the enclosed confidential voting instruction form as soon as possible but no later than  [                  ], 2008.

Q.	What if I do not vote?

A.

If you fail to provide direction as to how to vote the shares attributed to your account in the ESOP by failing to return the confidential voting instruction form, the Trustee will vote the shares in its discretion, subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Q.	What happens if I do not consent?

A.

If the Merger Agreement is adopted and the Merger is approved based upon a FOR vote by the holders of two-thirds of the shares, then it will occur and the ESOP will have the right to receive the merger consideration unless it exercises a right to dissent.  At the discretion of the Trustee, a right to dissent may be exercised by complying with the procedures set forth in the section entitled “Appraisal Rights” in the

1

proxy statement. The Trustee is not required to exercise the ESOP’s appraisal rights.

Q.	What is the proposed transaction?

A.

If the Merger Agreement is adopted and a merger subsequently completed, Old Second Acquisition, Inc. will merge with and into HeritageBanc, and HeritageBanc will be the surviving entity.  As a result, HeritageBanc will no longer be an independent bank holding company, but rather a wholly-owned subsidiary of Old Second

Q.	If the Merger is completed, what will the ESOP receive for shares attributed to my account in the ESOP?

A.

In addition to the shares allocated to your account under the ESOP as of December 31, 200[_], your account may be allocated a portion of unallocated shares currently held by the ESOP on the date of the Merger.  HeritageBanc anticipates that it will pay off the remaining debt owed by the ESOP before the consummation of the Merger.  The ESOP’s debt is secured by        unallocated shares of HeritageBanc common stock which are being held in a suspense account.  Unallocated shares typically get released and allocated to eligible participants at the end of each plan year (as of December 31st) based on the amount of the loan paid off during that plan year.  As a result of the Merger, the ESOP will have a special allocation of the unallocated shares based on the ratio that each participant’s ESOP Other Investments Account balance (other than amounts attributable to rollover contributions) bears to the ESOP Other Investments Account balances (other than amounts attributable to rollover contributions) of all participants.  As such, if a participant does not receive a distribution of his or her ESOP Accounts through the date of the Merger, his or her account under the ESOP will be allocated additional shares.

Your account will receive cash, stock, or a combination thereof, equal to the Merger Consideration for each share that is allocated to your account in the ESOP immediately prior to the consummation of the Merger including any shares allocated as part of the special allocation.  Heritage’s management currently anticipates that the per share merger consideration, after certain adjustments, will be between $27.50 and $32.35.

Q.	What will happen to the ESOP and my ESOP account as a result of the transaction?

A.

The Merger Agreement requires that all participants in the ESOP become fully (100%) vested in the ESOP and that the ESOP be terminated immediately prior to the consummation of the Merger.  The Trustee will provide you detailed information about the termination of the ESOP, your options for receiving a distribution of your account under the ESOP and a Special Tax Notice explaining the tax implications of the options available prior the close of the Merger.

Generally, you will have the right to: (1) roll over the entire amount held in your account under the ESOP to a retirement plan established by Old Second; (2) roll over the entire amount to an Individual Retirement Account or Annuity (an IRA); (3) roll over the entire amount to another qualified retirement plan able to accept a rollover, or (4) receive a taxable lump-sum cash distribution.  Individuals electing to receive a taxable lump-sum cash distribution may be subject to a 10% excise tax imposed on distribution prior to age 59½ and the Trustee will be required to meet income tax withholding requirements as required by applicable law (generally, 20%).

YOU SHOULD CONSULT YOUR TAX AND OTHER ADVISORS FOR ADDITIONAL INFORMATION REGARDING THE TAXATION OF DISTRIBUTIONS FROM THE ESOP.

Q.	Will I owe taxes as a result of the Merger and ESOP Termination?

A.

The receipt of cash or shares of Old Second stock for HeritageBanc shares by the ESOP as a result of the Merger will NOT be a taxable event for the ESOP participants.  The taxation of your benefits under the ESOP following the termination of the ESOP and the distribution of your account will depend on the method of distribution you select as described in the preceding question.  As soon as administratively feasible, the Trustee will provide you detailed information about your options for receiving a distribution of

2

your accounts under the ESOP and a Special Tax Notice explaining the tax implications of these options.
YOU SHOULD CONSULT YOUR TAX AND OTHER ADVISORS FOR ADDITIONAL INFORMATION REGARDING THE TAXATION OF BENEFITS FROM THE ESOP.
Q.	When does HeritageBanc expect to complete the Merger?

A.

HeritageBanc is working toward completing the Merger as quickly as practicable.  HeritageBanc cannot complete the merger until it satisfies a number of conditions, including adoption of the Merger Agreement by HeritageBanc shareholders at the Special Meeting.  The Merger Agreement provides that the closing of the Merger will occur after the first to occur of (a) 20 business days after the receipt of all regulatory approvals and the expiration of any waiting periods in connection with those approvals, and (b) the satisfaction or waiver of all of the conditions to the closing as set forth in the Merger Agreement.

Q.	Who can help answer my questions?

A.

If you have questions about the ESOP, the Merger, the Merger Agreement or the Special Meeting after reading this ESOP Supplement and the proxy statement, you should contact Glenn Ball at Horizon Trust, the Trustee, at (219) 873-2622.

3

CONFIDENTIAL VOTING INSTRUCTION FORM

HERITAGE EMPLOYEE STOCK OWNERSHIP PLAN

Name: [                                                                ]

Number of shares allocated to your account in the ESOP:  [#,###].

Mark, sign and date this Confidential Voting Instruction Form and return it to the Trustee in the postage-paid envelope provided or send by facsimile to (219) 874-9305 to the attention of Glenn Ball by [                  ], 2008.

To adopt the Agreement and Plan of Merger, dated as of November 5, 2007, by and among Old Second Bancorp, Inc., Old Second Acquisition, Inc. and HeritageBanc, Inc., and approve the merger contemplated thereby

☐	For	☐	Against

THIS CONFIDENTIAL ESOP VOTING CARD WHEN PROPERLY EXECUTED WILL BE VOTED AND ACTED UPON BY THE ESOP TRUSTEE AT THE SPECIAL MEETING TO BE HELD ON [              ], 2008, IN THE MANNER DIRECTED BY YOU.

Date	, 2008

Signature(s) in Box